Exhibit 99.1

Inphi Corporation Announces Q4 and FY 2017 Results

SANTA CLARA, Calif., Feb. 7, 2018 – Inphi Corporation (NYSE: IPHI), a leader in high-speed data movement interconnects, today announced financial results for its fourth quarter ended Dec. 31, 2017.

GAAP Results

Revenue from continuing operations in the fourth quarter of 2017 was $85.7 million on a U.S. generally accepted accounting principles (GAAP) basis, up 6% year-over-year, compared with $80.9 million in the fourth quarter of 2016. This revenue growth reflects an increase in demand for COLORZ® inter-data center solutions and coherent DSP products from the ClariPhy acquisition partially offset by decrease in demand for linear transimpedance amplifier and linear driver products.

Gross margin from continuing operations under GAAP in the fourth quarter of 2017 was 62.0%, compared with 67.1% in the fourth quarter of 2016. The decrease in gross margin was primarily due to amortization of acquired intangibles from the ClariPhy acquisition and change in the product mix.

GAAP operating loss from continuing operations in the fourth quarter of 2017 was $5.3 million or (6.2%) of revenue from continuing operations, compared to GAAP income from continuing operations in the fourth quarter of 2016 of $8.5 million or 10.5% of revenue from continuing operations. The loss was mainly due to amortization of acquired intangibles and increased expenses from the ClariPhy acquisition.

GAAP net income from continuing operations for the fourth quarter of 2017 was almost break-even at $0.1 million, compared with GAAP net income from continuing operations of $19.1 million, or $0.42 per diluted common share in the fourth quarter of 2016. In the fourth quarter of 2017 we recorded a tax benefit of $11.8 million primarily due to revaluation of deferred tax liabilities to the new federal tax rate of 21% and the tax effect of intercompany transfer of intellectual property rights.

Inphi reports revenue, gross margin, operating expenses, net income (loss), and earnings per share from continuing operations in accordance with GAAP and on a non-GAAP basis. A reconciliation of the GAAP to non-GAAP revenue, gross margin, operating expenses, net income, earnings per share from continuing operations, as well as a description of the items excluded from the non-GAAP calculations, is included in the financial statements portion of this press release.

Non-GAAP Results

Gross margin from continuing operations on a non-GAAP basis in the fourth quarter of 2017 was 70.3%, compared with 73.3% in the fourth quarter of 2016. The decrease was largely due to change in product mix.

Non-GAAP operating income from continuing operations in the fourth quarter of 2017 was $17.2 million from continuing operations, compared with $23.4 million from continuing operations in the fourth quarter of 2016. The decrease is primarily due to the impact of our net investment in developing new Coherent DSP components as part of the ClariPhy acquisition.

Non-GAAP net income from continuing operations in the fourth quarter of 2017 was $16.2 million, or $0.37 per diluted common share. This compares with non-GAAP net income from continuing operations of $20.8 million, or $0.47 per diluted common share in the fourth quarter of 2016.

“As we previously reported over the past few months, we continue to experience customer inventory burn and slow demand in the China long-haul and metro markets,” said President and CEO, Ford Tamer.  “While visibility remains limited, we have recently received positive requests from some of our customers for increased demand starting in Q2.  So, we believe that Q1, 2018, will be the bottom and we can resume growth starting in Q2.  We also remain confident in the many growth vectors for Inphi revenue in the second half of 2018.  This is based on new design wins for PAM DSPs, with associated linear TiAs and drivers, inside US cloud data centers driven by AI, Infiniband and Ethernet networking applications; M200 coherent DSP ramp in Europe, Asia and US; the ramp of Inphi’s 400G coherent TiAs and drivers; and continued growth of ColorZ in the second half of the year in US and China.”

Full Year 2017 Results

Revenue from continuing operations in the year ended December 31, 2017 was $348.2 million, compared with $266.3 million in the year ended December 31, 2016. GAAP net loss from continuing operations in the year ended December 31, 2017 was $74.9 million, or ($1.78) per diluted share, on approximately 42.2 million basic weighted average common shares outstanding. This compares with GAAP net income from continuing operations of $26.5 million, or $0.60 per diluted share, on approximately 44.1 million diluted weighted average common shares outstanding in the year ended December 31, 2016.

Non-GAAP net income from continuing operations in the year ended December 31, 2017 was $67.2 million, or $1.52 per diluted weighted average common share outstanding, on approximately 44.3 million diluted weighted average common shares outstanding. This compares with non-GAAP net income from continuing operations of $66.5 million in the year ended December 31, 2016, or $1.51 per diluted weighted average common share outstanding, on approximately 44.0 million diluted weighted average common shares outstanding.

Business Outlook

The following statements are based on the company’s current expectations for the first quarter of 2018. These statements are forward-looking and actual results may differ materially. A reconciliation between the GAAP and Non-GAAP outlook is included at the end of this press release.

●	Revenue in Q1 2018 is expected to be in a range of $58.0 million to $62.0 million. The midpoint being $60.0 million.
●	GAAP gross margin is expected to be approximately 55.1% to 56.9%.
●	Non-GAAP gross margin is expected to be approximately 67.4% to 68.4%.
●	Stock-based compensation expense is expected to be in the range of $12.5 million to $12.7 million.
●

GAAP results are expected to be a net loss in a range between $21.5 million to $22.7 million, or ($0.50) – ($0.53) per basic share, based on 42.8 million estimated weighted average basic shares outstanding.

●

Non-GAAP net loss, excluding stock-based compensation expense, amortization of intangibles and inventory step up fair value related to acquisitions and noncash interest on convertible debt, is expected to be in the range of $1.6 million to $2.6 million, or ($0.04) - ($0.06) per basic and diluted share, based on 42.8 million estimated weighted average basic and diluted shares outstanding.

Quarterly Conference Call Today

Inphi plans to hold a conference call today at 5 p.m. Eastern Time / 2 p.m. Pacific Time with Ford Tamer, president and chief executive officer, and John Edmunds, chief financial officer, to discuss the fourth quarter 2017 results.

The call can be accessed by dialing (844) 459-2451, participant passcode: 1179617. Please dial-in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Inphi’s website at http://investors.inphi.com for up to 30 days after the call.

About Inphi

Inphi Corporation is a leader in high-speed data movement. We move big data - fast, throughout the globe, between data centers, and inside data centers. Inphi's expertise in signal integrity results in reliable data delivery, at high speeds, over a variety of distances. As data volumes ramp exponentially due to video streaming, social media, cloud-based services, and wireless infrastructure, the need for speed has never been greater. That's where we come in. Customers rely on Inphi's solutions to develop and build out the Service Provider and Cloud infrastructures, and data centers of tomorrow. To learn more about Inphi, visit www.inphi.com.

# # #

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release and certain matters to be discussed on the fourth quarter of 2017 conference call regarding Inphi Corporation, which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as outlook, believe, expect, may, will, provide, continue, could, and should, and the negative of these terms or other similar expressions. These statements include statements relating to: the Company’s business outlook and current expectations for 2018, including with respect to the first quarter of 2018, revenue, gross margin, stock-based compensation expense, operating performance, net income or loss, and earnings per share; the Company’s expectations regarding growth opportunities, increasing demand in Q2, new design wins for PAM DSP’s, linear TiA’s and drivers, and growth inside data centers, and ramp pf 400G coherent TiAs and drivers and the continued growth of ColorZ; the impact of inventory accumulation and slow demand in the metro and long haul markets in China and their effects on revenue; and benefits of using non-GAAP financial measures. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: the Company’s ability to sustain profitable operations due to its history of losses and accumulated deficit; dependence on a limited number of customers for a substantial portion of revenue and lack of long-term purchase commitments from our customers; product defects; risk related to intellectual property matters, lengthy sales cycle and competitive selection process; lengthy and expensive qualification processes; ability to develop new or enhanced products in a timely manner; development of the markets that the Company targets; market demand for the Company’s products; reliance on third parties to manufacture, assemble and test products; ability to compete; and other risks inherent in fabless semiconductor businesses. In addition, actual results could differ materially due to changes in tax rates or tax benefits available, changes in government regulation, changes in claims that may or may not be asserted, as well as changes in pending litigation. For a discussion of these and other related risks, please refer to Inphi Corporation’s recent SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2016, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Inphi Corporation undertakes no obligation to update forward-looking statements for any reason, except as required by law, even as new information becomes available or other events occur in the future.

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

Corporate Contact:

Kim Markle

Inphi

408-217-7329

kmarkle@inphi.com

Investor Contact:

Deborah Stapleton

650-815-1239

deb@stapleton.com

INPHI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue	$85,683	$80,912	$348,201	$266,277
Cost of revenue	32,599	26,623	151,698	85,581
Gross margin	53,084	54,289	196,503	180,696
Operating expenses:
Research and development	41,965	30,808	200,539	108,013
Sales and marketing	10,801	8,252	42,381	26,534
General and administrative	5,605	6,765	23,782	21,201
Total operating expenses	58,371	45,825	266,702	155,748
Income (loss) from continuing operations	(5,287)	8,464	(70,199)	24,948
Interest expense, net of other income	(6,428)	(5,958)	(25,881)	(13,492)
Income (loss) from continuing operations before income taxes	(11,715)	2,506	(96,080)	11,456
Benefit for income taxes	(11,817)	(16,558)	(21,176)	(15,057)
Net income (loss) from continuing operations	102	19,064	(74,904)	26,513
Net income from discontinued operations, net of tax	-	69	-	72,943
Net income (loss)	$102	$19,133	$(74,904)	$99,456

Earnings per share:
Basic
Net income (loss) from continuing operations	$-	$0.46	$(1.78)	$0.65
Net income from discontinued operations	-	-	-	1.80
	$-	$0.46	$(1.78)	$2.45
Diluted
Net income (loss) from continuing operations	$-	$0.42	$(1.78)	$0.60
Net income from discontinued operations	-	-	-	1.65
	$-	$0.42	$(1.78)	$2.25

Weighted-average shares used in computing earnings per share:
Basic	42,595,179	41,226,267	42,165,213	40,565,433
Diluted	44,335,639	44,910,456	42,165,213	44,124,881

The following table presents details of stock-based compensation expense included in each functional line item in the consolidated statements of operations above:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands of dollars)		(in thousands of dollars)
	(Unaudited)		(Unaudited)
Cost of revenue	$391	$506	$2,045	$1,796
Research and development	7,887	4,942	28,846	17,390
Sales and marketing	2,292	1,379	8,340	4,405
General and administrative	1,895	1,293	5,602	4,407
Discontinued operations	-	(130)	-	2,194

	$12,465	$7,990	$44,833	$30,192

INPHI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$163,450	$144,867
Short-term investments in marketable securities	241,737	249,476
Accounts receivable, net	67,993	49,999
Inventories	31,721	32,039
Prepaid expenses and other current assets	12,208	23,139
Total current assets	517,109	499,520

Property and equipment, net	60,344	44,471
Goodwill	104,502	105,077
Identifiable intangible assets	222,933	327,063
Other noncurrent assets	11,154	14,464
Total assets	$916,042	$990,595

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$14,721	$14,039
Accrued expenses and other current liabilities	43,891	48,601
Deferred revenue	1,435	3,630

Total current liabilities	60,047	66,270

Convertible debt	421,431	396,857
Other liabilities	23,163	64,944
Total liabilities	504,641	528,071

Stockholders’ equity:
Common stock	43	41
Additional paid-in capital	484,934	459,928
Retained earnings (accumulated deficit) (1)	(74,145)	1,976
Accumulated other comprehensive income	569	579
Total stockholders’ equity	411,401	462,524

Total liabilities and stockholders’ equity	$916,042	$990,595

(1) The accumulated deficit in 2017 includes the cumulative effect of accounting change of $1,217.

INPHI CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands of dollars, except share and per share amounts)

To supplement the financial data presented on a GAAP basis, the Company discloses certain non-GAAP financial measures, which exclude stock-based compensation, legal, transition costs and other expenses, purchase price fair value adjustments related to acquisitions, impairment of certain intangibles, non-cash interest expense related to convertible debt, indirect expenses associated with discontinued operations and deferred tax asset valuation allowance. These non-GAAP financial measures are not in accordance with GAAP. These results should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company believes that its non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations because it excludes charges or benefits that management considers to be outside of the Company’s core operating results. The Company believes that the non-GAAP measures of gross margin, income from operations, net income and earnings per share, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of the Company’s ongoing operating performance. In addition, the Company’s management uses these non-GAAP measures to review and assess the financial performance of the Company, to determine executive officer incentive compensation and to plan and forecast performance in future periods. The Company’s non-GAAP measurements are not prepared in accordance with GAAP, and are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
GAAP gross margin to Non-GAAP gross margin
GAAP gross margin	$53,084		$54,289		$196,503		$180,696
Adjustments to GAAP gross margin:
Stock-based compensation	391	(a)	506	(a)	2,045	(a)	1,796	(a)
Acquisition related expenses	20	(b)	-		143	(b)	47	(b)
Amortization of inventory step-up	-		851	(c)	9,304	(c)	1,092	(c)
Amortization of intangibles	6,752	(d)	3,598	(d)	28,502	(d)	12,223	(d)
Depreciation on step-up values of fixed assets	(17)	(e)	25	(e)	(5)	(e)	98	(e)
Impairment of certain developed technology	-		-		10,174	(g)	-
Non-GAAP gross margin	$60,230		$59,269		$246,666		$195,952

GAAP operating expenses to Non-GAAP operating expenses
GAAP research and development	$41,965		$30,808		$200,539		$108,013
Adjustments to GAAP research and development:
Stock-based compensation	(7,887)	(a)	(4,942)	(a)	(28,846)	(a)	(17,390)	(a)
Acquisition related expenses	(367)	(b)	-		(1,839)	(b)	(372)	(b)
Depreciation on step-up values of fixed assets	(216)	(e)	(18)	(e)	(767)	(e)	(192)	(e)
Indirect expenses associated with discontinued operations	-		-		-		(1,904)	(f)
Impairment of in-process research and development	-		-		(36,840)	(g)	-
Non-GAAP research and development	$33,495		$25,848		$132,247		$88,155

GAAP sales and marketing	$10,801		$8,252		$42,381		$26,534
Adjustments to GAAP sales and marketing:
Stock-based compensation	(2,292)	(a)	(1,379)	(a)	(8,340)	(a)	(4,405)	(a)
Acquisition related expenses	(179)	(b)	-		(772)	(b)	(193)	(b)
Amortization of intangibles	(2,432)	(d)	(595)	(d)	(9,725)	(d)	(1,207)	(d)
Depreciation on step-up values of fixed assets	(28)	(e)	(30)	(e)	(103)	(e)	(102)	(e)
Non-GAAP sales and marketing	$5,870		$6,248		$23,441		$20,627

GAAP general and administrative	$5,605		$6,765		$23,782		$21,201
Adjustments to GAAP general and administrative:
Stock-based compensation	(1,895)	(a)	(1,293)	(a)	(5,602)	(a)	(4,407)	(a)
Acquisition related expenses	(3)	(b)	(1,626)	(b)	(756)	(b)	(1,663)	(b)
Amortization of intangibles	(116)	(d)	(58)	(d)	(464)	(d)	(196)	(d)
Depreciation on step-up values of fixed assets	67	(e)	(11)	(e)	279	(e)	(26)	(e)
Non-GAAP general and administrative	$3,658		$3,777		$17,239		$14,909

Non-GAAP total operating expenses	$43,023		$35,873		$172,927		$123,691

GAAP net income (loss) to Non-GAAP net income
GAAP net income (loss) from continuing operations	$102		$19,064		$(74,904)		$26,513
Adjusting items to GAAP net income (loss):
Operating expenses related to stock-based compensation expense	12,465	(a)	8,120	(a)	44,833	(a)	27,998	(a)
Acquisition related expenses	569	(b)	1,626	(b)	3,510	(b)	2,275	(b)
Amortization of inventory fair value step-up	-		851	(c)	9,304	(c)	1,092	(c)
Amortization of intangibles related to purchase price	9,300	(d)	4,251	(d)	38,691	(d)	13,626	(d)
Depreciation on step-up values of fixed assets	160	(e)	84	(e)	586	(e)	418	(e)
Indirect expenses associated with discontinued operations	-		-		-		1,904	(f)
Impairment of certain intangibles from ClariPhy acquisition	-		-		47,014	(g)	-
Loss on retirement of certain property and equipment from ClariPhy acquisition	-		-		77	(h)	-
Accretion and amortization expense on convertible debt	6,356	(i)	5,920	(i)	24,574	(i)	14,156	(i)
Gain on sale of cost method investment	-		-		-		(1,138)	(j)
Valuation allowance and tax effect of the adjustments above from GAAP to non-GAAP	(12,723)	(k)	(19,158)	(k)	(26,523)	(k)	(20,390)	(k)
Non-GAAP net income	$16,229		$20,758		$67,162		$66,454

Shares used in computing non-GAAP basic earnings per share	42,595,179		41,226,267		42,165,213		40,565,433

Shares used in computing non-GAAP diluted earnings per share before offsetting shares from call option	44,335,639		44,910,456		44,524,224		44,124,881
Offsetting shares from call option	-		(369,196)		(201,291)		(92,299)
Shares used in computing non-GAAP diluted earnings per share	44,335,639		44,541,260		44,322,933		44,032,582

Non-GAAP earnings per share:
Basic	$0.38		$0.50		$1.59		$1.64
Diluted	$0.37		$0.47		$1.52		$1.51

GAAP gross margin as a % of revenue	62.0%		67.1%		56.4%		67.9%
Stock-based compensation	0.5%		0.6%		0.6%		0.7%
Amortization and write-off of inventory fair value step-up and intangibles	7.8%		5.6%		13.8%		5.0%
Non-GAAP gross margin as a % of revenue	70.3%		73.3%		70.8%		73.6%

(a)

Reflects the stock-based compensation expense recorded relating to stock based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(b)

Reflects the legal, transition costs and other expenses related to acquisitions. The transition costs also include short-term cash retention bonus payments to Cortina and ClariPhy employees that were part of the purchase agreement when the Company acquired Cortina and ClariPhy. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(c)

Reflects the cost of goods sold fair value amortization of inventory step-up related to acquisitions. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(d)

Reflects the fair value amortization of intangibles related to acquisitions. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(e)

Reflects the fair value depreciation of fixed assets related to acquisitions. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(f)

Reflects indirect expenses which includes engineering software tools and lease expenses associated with discontinued operations. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its continuing operating performance.

(g)

Reflects the impairment of in-process research and development and developed technology from the ClariPhy acquisition. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(h)

Reflects the loss on disposal of certain property and equipment from the ClariPhy acquisition. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(i)

Reflects the accretion and amortization expense on convertible debt. The Company excludes these items when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(j)

Reflects the gain on sale of cost method investment. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

(k)

Reflects the change in valuation allowance and delta in interim period tax allocation from GAAP to non-GAAP related to non-GAAP adjustments. The Company excludes this item when it evaluates the continuing operational performance of the Company as management believes this GAAP measure is not indicative of its core operating performance.

INPHI CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES -FIRST QUARTER 2018 GUIDANCE
(in thousands of dollars, except share and per share amounts)
(Unaudited)

	Three Months Ending March 31, 2018
	High	Low
Estimated GAAP net loss	$(21,500)	$(22,700)
Adjusting items to estimated GAAP net loss:
Operating expenses related to stock-based compensation expense	12,500	12,700
Amortization of intangibles and fair value step up on acquired inventories	9,460	9,460
Other acquisition and transition related expenses	570	570
Amortization of convertible debt interest cost	6,360	6,360
Tax effect of GAAP to non-GAAP adjustments	(8,950)	(8,990)
Estimated non-GAAP net loss	$(1,560)	$(2,600)

Shares used in computing estimated non-GAAP basic and diluted earnings per share	42,800,000	42,800,000

Estimated non-GAAP basic and diluted earnings per share	$(0.04)	$(0.06)

Revenue	$62,000	$58,000

GAAP gross margin	$35,278	$31,958
as a % of revenue	56.9%	55.1%
Adjusting items to estimated GAAP gross margin:
Stock-based compensation	400	400
Inventory step up, fixed assets depreciation step up and acquistion related expenses	(12)	(10)
Amortization of intangibles	6,750	6,750
Estimated non-GAAP gross margin	$42,416	$39,098
as a % of revenue	68.4%	67.4%